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                                                                    Exhibit 4.3

                    SECURITY ASSOCIATES INTERNATIONAL, INC.
                    SUPPLEMENTAL EMPLOYEES' RETIREMENT PLAN


1.       Purpose

         The purpose of the Security Associates International, Inc. Supplemental Employees' Retirement Plan (the "PLAN") is to enable a select group of key management or highly compensated employees of Security Associates International, Inc. (the "COMPANY") and its subsidiaries to receive supplemental compensation on a deferred basis in accordance with the terms and conditions set forth herein. The Plan is adopted effective May 1, 1997.

         The Plan is designed to qualify under the Employee Retirement Income Security Act of 1974, as amended, as an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. If, for any reason, including, but not limited to, the promulgation of regulations by the United States Department of Labor, this Plan, either in form or in operation, shall fail to so qualify, the Plan shall be revised, as necessary, and notwithstanding any other limitations herein, to comply with the requirements for maintaining such an unfunded plan.

2.       Administration

         (a) The Plan shall be administered by the Board of Directors of the Company or by a committee of two (2) or more persons appointed by the Board (the Board serving in such function, or such committee, shall hereinafter be referred to as the "COMMITTEE").

         (b) The Committee shall have full power and authority to administer the Plan and otherwise to perform the duties and responsibilities specified hereunder. Without limitation, and by way of specification, the Committee shall have the following specific powers and duties:

                  (i) to determine the key management or highly compensated employees who, from time to time, shall be eligible to participate in the Plan in accordance with Section 4;

                  (ii) to interpret the provisions of the Plan and make any and all determinations arising thereunder, such interpretations and determinations to be final, conclusive and binding on all participants and beneficiaries hereunder;

                  (iii) to maintain such records as it shall deem necessary or appropriate for the proper administration of the Plan; and

                  (iv) to establish such rules and procedures not inconsistent with the terms of the Plan as it shall deem necessary or appropriate to effectuate the purpose of the Plan.


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3.       Plan Year

         The Plan Year shall be the calendar year.

4.       Eligible Employees

         The Committee shall determine from time to time the key management or highly compensated employees who shall be eligible to participate in the Plan for a Plan Year, and shall notify such key employees in writing at such time as the Committee may determine.

5.       Supplemental Compensation

Subject to such restrictions, limitations and the satisfaction of such performance criteria as the Committee may from time to time establish, the Company may contribute to the Plan an amount equal to the value of a specified number of shares of Company common stock. Such number need not be identical for each participant and shall not be based or earned in whole or in part by length of service. The number, and the restrictions, limitations, and/or performance criteria for each participant, shall be determined by the Committee in its sole discretion, and shall be set forth in Exhibits to the Plan that are established for each participant.

6.       Deferred Compensation Account

         (a) The Committee shall establish a memorandum account ("DEFERRED COMPENSATION ACCOUNT") for each participant in the Plan. A participant's Deferred Compensation Account shall be (i) credited with all amounts contributed by the Company on his behalf under the Plan, and (ii) charged with any distributions made with respect to the participant pursuant to Section 9. Amounts credited to a participant's Deferred Compensation Account, and the accounting for such Deferred Compensation Account, will be measured in shares of the Company's common stock, such that the amount credited to a participant's Deferred Compensation Account in any particular Plan Year will reflect the number of shares of Company common stock contributed on behalf of the participant; provided, however, that the number of shares of Company common stock credited to the Deferred Compensation Account of a participant in any Plan Year shall be earned, and the participant shall become entitled to all or a portion of such shares, pro rata over a five (5) year period (provided the participant satisfies in each Plan Year the performance criteria established for him by the Committee). If a participant fails to satisfy such performance criteria in a given Plan Year, he shall earn, and be entitled to, only such portion of the pro rata amount as may have been earned in accordance with the participant's Exhibit to the Plan. Any portion of such amount not earned in a particular Plan Year shall be forfeited and the Deferred Compensation Account shall be reduced accordingly.

         (b) The value of the Deferred Compensation Account of each participant shall be adjusted annually to reflect the then current fair market value of the Company's common stock.

         (c) The Company shall not be obligated to make any investments in the Company's common stock, the purpose of such crediting being to establish a method of adjusting each





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participant's Deferred Compensation Account in order to determine the amounts that he may ultimately be entitled to receive upon distribution.

7.       Vesting

         Except as the Committee may otherwise determine, a participant shall be one hundred percent (100%) vested in the earned portion of his Deferred Compensation Account on the first to occur of the following events: (i) death;
(ii) total and permanent disability; (iii) a sales event; (iv) termination of the Plan; (v) termination of employment by the Company (other than for "cause", as defined in Section 8) after the participant has completed two (2) or more years of Plan participation; or (vi) five (5) years of Plan participation. For purposes of this Plan: (i) a participant shall be deemed to have incurred a "total and permanent disability" if he is totally and permanently disabled in accordance with Section 22(e)(3) of the Code; and (ii) a "sales event" shall be deemed to have occurred upon the consummation of the merger or consolidation of the Company with another corporation (other than an affiliate of the Company), firm, or entity, or upon the transfer or sale of substantially all of the Company's assets or common stock (other than to an affiliate of the Company) or, if the Committee so elects, upon the first sale of the common stock of the Company to underwriters for the account of the Company pursuant to a registration statement under the Securities Act of 1933, as amended, filed with and declared effective by the Securities and Exchange Commission.

         Unless a participant's Deferred Compensation Account has previously vested pursuant to the preceding paragraph, if a participant voluntarily terminates his employment prior to the completion of five (5) years of Plan participation, he will be vested in the percentage of the earned portion of his Deferred Compensation Account set forth below:

                     Completed Years of                          Vested
                       Participation                           Percentage
                       -------------                           ----------
                       Less than 1                                   0%
                           1                                        20%
                           2                                        40%
                           3                                        60%
                           4                                        80%
                           5                                       100%




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8.       Forfeitures

         For purposes of this Section 8, all references herein to the "Company" shall include the Company's subsidiaries. Notwithstanding any other provision of this Plan, all rights to a participant's Deferred Compensation Account, whether vested or unvested, earned or unearned, and to any payments hereunder (or to the continuation of any payments hereunder) shall be discontinued, canceled, and forfeited and the Company shall have no obligation hereunder to the participant, and neither the participant nor his heirs, personal representatives, or successors shall have any rights with respect thereto, if any one of the following circumstances occur:

         (a) the participant is discharged from employment with the Company for "cause;"

         (b) the participant violates the non-competition and non-disclosure provisions set forth in this Section 8; or

         (c) the participant performs acts of willful malfeasance or gross negligence in a matter of material importance to the Company.

The Board of Directors shall have the sole discretion to apply the provisions of this Section 8, and such exercise of discretion shall be conclusive and binding upon the participant and all other persons.

         For purposes of this Plan, the participant shall be deemed terminated for "cause" if the Company terminates the participant, or the participant terminates his employment, after the participant:

         (a) shall have committed any felony, including, but not limited to, a felony involving fraud, theft, misappropriation, dishonesty, or embezzlement;

         (b) shall have committed acts that materially impair the goodwill or business of the Company or cause material damage to its property, goodwill or business;

         (c) shall have refused to, or willfully failed to, perform his material duties; or

         (d) shall have performed any action that the Board of Directors, in its sole discretion, may deem sufficiently injurious to the interests of the Company to constitute substantial cause for termination.

         For purposes of this Plan, the participant agrees that, during the time of his employment and for a period of two (2) years after the termination of the participant's employment for any reason whatsoever or for no reason, whether voluntary or involuntary, the participant will not, except on behalf of the Company:

         (a) directly or indirectly, contact, solicit or direct any person, firm, or corporation to contact or solicit, any of the Company's customers or prospective customers (as hereinafter defined)




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for the purpose of selling or attempting to sell, any products and/or services
(including the making of loans to customers) that are the same as or similar to the products and services provided by the Company to its customers (or for the purpose of purchasing any assets that are the same as or similar to those purchased by the Company from its customers). In addition, the participant will not disclose the identity of any such customers or prospective customers to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever; and

         (b) directly or indirectly, whether as an investor (excluding investments representing less than one percent (1%) of the common stock of a public company), lender, owner, stockholder, officer, director, consultant, employee, agent, salesperson or in any other capacity, whether part-time or full-time, become associated with any business involved in the purchase of assets or provision of services (including the making of loans) then constituting ten percent (10%) or more of the annual sales of the Company; and

         (c) solicit or accept if offered to him, with or without solicitation, on his own behalf or on behalf of any other person, the services of any person who is an employee of the Company, nor solicit any of the Company's employees to terminate employment with the Company, nor agree to hire any employee of the Company into employment with himself or any company, individual or other entity; and

         (d) act as a consultant, advisor, officer, manager, agent, director, partner, independent contractor, owner, or employee for or on behalf of any of the Company's competitors, prospective competitors, customers or prospective customers (as hereinafter defined), with respect to or in any way with regard to any aspect of the Company's business and/or any other business activities in which the Company engages during the term hereof.

         The participant further agrees that both during his employment and thereafter the participant will not, for any reason whatsoever, use for himself or disclose to any person not employed by the Company any "Confidential Information" of the Company acquired by the participant during his relationship with the Company. The participant agrees that "Confidential Information" includes but is not limited to: (a) any financial, business, planning, operations, services, potential services, products, potential products, technical information and/or know-how, formulas, production, purchasing, marketing, sales, personnel, customer, broker, supplier, or other information of the Company; (b) any papers, data, records, processes, methods, techniques, systems, models, samples, devices, equipment, compilations, invoices, customer lists, or documents of the Company; (c) any confidential information or trade secrets of any third party provided to the Company in confidence or subject to other use or disclosure restrictions or limitations; and (d) any other information, written, oral, or electronic, whether existing now or at some time in the future, whether pertaining to current or future developments, and whether previously accessed during the participant's tenure with the Company or to be accessed during his future employment with the Company, which pertains to the Company's affairs or interests or with whom or how the Company does business.

         For purposes of this Section 8: "customer" shall be defined as any person, firm, or entity that sold any assets to the Company or purchased any type of product and/or service from the Company or is or was doing business with the Company or the participant within the twelve (12)




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month period immediately preceding termination of the participant's employment;
and "prospective customer" shall be defined as any person, firm, or entity contacted or solicited by the Company or the participant (whether directly or indirectly) or who contacted the Company or the participant (whether directly or indirectly) within the twelve (12) month period immediately preceding termination of the participant's employment for the purpose of having such persons, firms, or entities become a customer of the Company.

9.       Payment of Deferred Compensation

         (a) Except as otherwise provided in paragraph (b) or (c) below, the then current value of the earned and vested portion of the participant's Deferred Compensation Account shall be paid to him, or his beneficiary, by the Company, in its sole discretion, in either (i) one (1) single Company common stock payment within one hundred twenty (120) days after the Settlement Date, or (ii) five (5), ten (10), or fifteen (15) equal annual installments of Company common stock with the first such installment to be paid one hundred twenty (120) days after the Settlement Date and the remaining four (4), nine
(9), or fourteen (14) installments, whichever is applicable, to be paid on the anniversary date of such first installment payment. The foregoing notwithstanding, and subject to paragraph (c) below, the participant may elect, at the time he first becomes a participant in the Plan, to have his Deferred Compensation Account, if any, paid to him in five (5), ten (10) or fifteen (15) equal annual installments, provided that, any such election shall be irrevocable and neither the Company nor the participant may at any time thereafter change the form of payment so elected. For purposes of this Section 9, "Settlement Date" means, with respect to any particular participant, the first to occur of (i) the last day of the Plan Year that is coincident with or next follows the date on which the participant completes five (5) years of Plan participation; (ii) the date of a sales event (as defined in Section 7); (iii) the date on which the participant's employment with the Company is terminated by the Company other than for "cause" (as defined in Section 8); (iv) the date the Company terminates the Plan; or (v) the second anniversary of the participant's voluntary termination of employment (if such voluntary termination occurs prior to any of the events set forth in (i) through (iv)). For purposes of this Section 9, a participant's date of death or the date on which the participant ceases work as a result of a total and permanent disability (as defined in Section 8) shall be considered the date on which the participant's employment terminates under clause (iii) hereunder.

         (b) If it shall be determined by a final administrative decision of the Internal Revenue Service (which is not appealed by the participant) or by a final decision of a court of competent jurisdiction (which is not appealed by the participant) that the value of all or any part of the participant's Deferred Compensation Account is includable in the income of the participant prior to the actual receipt of such amount, the Company shall make a special payment to such participant, which shall, to that extent, discharge the Company's obligations under this Plan, in an amount equal to such participant's estimated federal, state and local income tax liabilities related to such inclusion and to the inclusion in income of such special payment; provided, that such special payment shall not exceed the then value of the participant's Deferred Compensation Account. The participant shall have no obligation to appeal any determination made by the Internal Revenue Service or the decision of any such court.




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         (c) Notwithstanding the foregoing, the Company shall have the right to defer payments hereunder (i) if in any Plan Year the aggregate amounts payable hereunder with respect to all participants shall exceed five percent (5%) of the gross revenues of the Company as of the last day of the prior Plan Year or
(ii) if, in the reasonable judgment of the Company, making the payments would impair the capital of the Company or otherwise would be imprudent in light of the Company's estimated cash flow, estimated cash requirements, and such other factors as the Company deems appropriate. If payments are deferred, the payments actually made by the Company under the Plan shall be allocated as nearly as practicable pro rata among the participants with respect to whom payments would otherwise have been made. The exercise of the Company's right to defer payment shall not impair its obligation to make payments at such times as it is able to do so within the restrictions of this Section 9.

         (d) Payment in common stock to be made by the Company hereunder shall be made by the delivery to the participant of an appropriate certificate or certificates for the shares of common stock. Mailing to a person entitled to payment hereunder at the address of such person last furnished to the Company shall be adequate delivery of such payment for all purposes. If the whereabouts of a person entitled to payment under the Plan cannot be determined after reasonable search by the Company and such person's whereabouts continue to be unknown for a period of three (3) years, the Company may determine that such person has died, and payment shall be made to such person's beneficiary or, if after a reasonable search by the Company, no such beneficiary shall be located, the participant's interest under the Plan shall be forfeited. Any determination hereunder shall be final and binding on all persons under the Plan, and no interest or penalty shall be payable with respect to any payment that cannot be delivered because a person's whereabouts cannot be so determined or continue to be unknown.

10.      Designation of Beneficiary

         A participant may designate a beneficiary or beneficiaries to receive any amount due him hereunder after his death by executing a form prescribed by the Committee and delivering it to the Committee at any time prior to his death. A participant may revoke or change his beneficiary designation without the beneficiary's consent by executing a new form and delivering it to the Committee at any time and from time to time prior to his death. If a participant shall have failed to designate a beneficiary, or if no such beneficiary shall survive him, then such amounts shall be paid to his spouse, if then living, or, if not, to his children, per stirpes (including legally adopted children). If the participant fails to designate a beneficiary, and has no spouse or children, his Deferred Compensation Account shall be forfeited and neither his estate nor any other person shall have any right to any benefit hereunder.

11.      Other Employee Benefits

         Any benefits paid under this Plan shall not be included in creditable compensation in computing benefits under any employee benefit plans of the Company, except to the extent provided for thereunder.




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

12.      No Right to Employment

         Nothing contained herein shall be construed as conferring upon any participant the right to continue in the employ of the Company. The Plan relates to the payment of deferred compensation for the participant's services, and is not intended to be an employment contract.

13.      Deferred Compensation As An Unsecured Promise

         (a) The Company shall not be required to segregate any funds representing the Deferred Compensation Accounts of participants hereunder, and nothing in this Plan shall be construed as providing for such segregation.

         (b) The Company may create a grantor trust (within the meaning of Section 671 of the Code) in connection with the adoption of this Plan to which it may from time to time make contributions. Notwithstanding any creation of such a trust, the benefits hereunder shall be a general obligation of the Company. Payment of benefits from such trust shall, to that extent, discharge the Company's obligations under this Plan. All payments provided for under this Plan not so discharged shall be paid in Company common stock.

         (c) Nothing in this Plan, and no action taken pursuant to its terms, shall create or be construed to create a trust or escrow account of any kind, or a fiduciary relationship between the Committee or the Company and any participant or any other person. The participants shall rely solely on the unsecured promise of the Company to make the payments required hereunder, but shall have the right to enforce such a claim in the same manner as any unsecured general creditor of the Company.

         (d) In the event that, in its discretion, the Company purchases an insurance policy or policies insuring the life of a participant to allow the Company to recover the cost of providing benefits, in whole or in part, hereunder, neither the participant nor his beneficiary shall have any rights therein or in the proceeds therefrom. The Company shall be the sole owner and beneficiary of any such insurance policy and shall possess and exercise all incidents of ownership therein.

14.      Claims Review

         Any participant or beneficiary who believes that he is being denied a benefit to which he is entitled under the Plan and who wishes to request review of a claim for benefits, or who wishes an explanation of a benefit or its denial, may direct to the Committee a written request for such review. The Committee shall respond to the request by issuing a notice to the claimant as soon as possible, but in no event later than ninety (90) days from the date of the request. This notice furnished by the Committee shall be written in a manner calculated to be understood by the claimant and shall include the following:

         (a) The specific reason or reasons for any denial of benefits;

         (b) The specific Plan provisions on which any denial is based;




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         (c) A description of any further material or information which is necessary for the claimant to perfect his claim and an explanation of why the material or information is needed; and

         (d) An explanation of the Plan's claim appeals procedure.

         If the claimant does not respond to the notice, posted by first-class mail to the address of record of the Committee, within sixty (60) days from the posting of the notice, the claimant shall be considered satisfied in all respects. If the Committee fails to respond to the claimant's written request for a review, the claimant shall be entitled to proceed to the claim appeals procedure described in the next paragraph.

         In the event that the claimant wishes to appeal the claim review denial, the claimant or his duly authorized representative may submit to the Committee, within sixty (60) days of the receipt of the notice, a written notification of appeal of the claim denial. The notification of appeal of the claim denial shall permit the claimant or his duly authorized representative to utilize the following claim appeals procedures:

         (a) To review pertinent documents; and

         (b) To submit issues and comments in writing to which the Committee shall respond.

         The Committee shall furnish a written decision on the appeal no later than sixty (60) days after receipt of the notification of appeal, unless special circumstances require an extension of the time for processing the appeal. In no event, however, shall the Committee respond later than one hundred twenty (120) days after a request for an appeal. The decision on appeal shall be in writing and shall include specific reasons for the decision, and shall be written in a manner calculated to be understood by the claimant and contain specific reference to the pertinent Plan provisions on which the decision is based.

15.      Withholding

         The Company retains the right to deduct and withhold from any payments made hereunder all sums which it then may be required to deduct or withhold pursuant to any applicable tax, statute, law, regulation, or order of any jurisdiction whatsoever.

16.      No Assignment

         No participant or beneficiary, or any other person claiming entitlement to any payment hereunder, shall have the power to transfer, assign, anticipate, mortgage or otherwise encumber any right to receive a payment in advance of any such payment and any attempted transfer, assignment, anticipation, mortgage or encumbrance shall be void. Except to the extent required by law, no payment shall be subject to seizure for the payment of public or private debts, judgments, alimony or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.




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17.      Obligations to the Company

         If a participant becomes entitled to a distribution of benefits under the Plan, and if at such time the participant has outstanding any debt, obligation, or other liability representing an amount owed to the Company, the payment to the participant or his beneficiary shall be reduced by, or set off against, the amount of such indebtedness or claim, and the participant, as a condition of participation hereunder, consents to such set-off. In addition to the foregoing, the payment to a participant or his beneficiary also shall be reduced by the Company's costs and expenses, including reasonable attorneys' and accountants' fees, incurred in defending any claim for benefits brought against it by such participant or beneficiary.

18.      Amendment and Termination

         The Company reserves the absolute right to amend or terminate the Plan, in whole or in part, at any time and from time to time; provided that no such amendment or termination shall affect the right of any participant or beneficiary hereunder to receive payment of any benefits earned hereunder prior to the date of such amendment or termination in accordance with the previously applicable provisions of the Plan.

19.      No Third Party Rights

         Nothing in this Plan or any trust established pursuant to Section 13 hereof shall be construed to create any rights hereunder in favor of the beneficiary of any participant prior to the participant's death or in favor of any other person (other than the Company and any participant) or to limit the Company's right to amend or terminate the Plan.

20.      Notice

         Any notice required or permitted to be made under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to (i) in the case of notice to the Company or the Committee, the principal office of the Company, directed to the attention of the Committee, and (ii) in the case of a participant or the participant's beneficiary, the participant's (or beneficiary's) mailing address maintained in the Company's personnel records. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the receipt for registration or certification.

21.      Validity

         In the event any provision of this Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.




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22.      Statements

         The Committee shall furnish each participant no less frequently than annually a statement of the value of his Deferred Compensation Account.

23.      Gender

Unless the context otherwise requires, any pronoun, wherever used herein, shall include the corresponding masculine, feminine, or neuter pronouns, and the plural shall include the singular, and vice versa.

24.      Governing Law

         Except to the extent preempted by the Employee Retirement Income Security Act of 1974, as amended, the Plan shall be governed by and construed in accordance with the laws of the State of Illinois.


Adopted on this 28th day of April, 1997.



                                    SECURITY ASSOCIATES INTERNATIONAL, INC.


                                    By:      /s/ James S. Brannen
                                       ---------------------------------
                                    Its:     President
                                        --------------------------------




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